UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

February 17, 2023

Date of Report (date of earliest event reported)
APYX MEDICAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-12183	11-2644611
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
5115 Ulmerton Road, Clearwater, Florida 33760
(Address of principal executive offices, zip code)
(727) 384-2323
(Issuer's telephone number)
_____________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock	APYX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 17, 2023, Apyx Medical Corporation (the “Company”) entered into a Credit, Security and Guaranty Agreement (the “Credit Agreement”), by and among the Company (as borrower) and Apyx China Holding Corp., the Company’s wholly-owned subsidiary (as guarantor), and MidCap Funding IV Trust (as agent), and MidCap Financial Trust (as term loan servicer), and the lenders party thereto from time to time.

The Credit Agreement provides for an up to $35 million facility, consisting of senior secured term loans and a secured revolving facility. The Credit Agreement provides for senior secured term loans of up to $25 million, comprised of (i) an initial tranche of $10 million, (ii) a second tranche of $5 million, and (iii) a third tranche of $10 million. The secured revolving facility provides for loans in an aggregate principal amount of up to $10 million, subject to a borrowing base equal to certain percentages of the Company’s eligible accounts receivable and inventory, as determined in accordance with the terms of the Credit Agreement. The Credit Agreement matures on February 1, 2028.

Term Loans

The initial tranche of $10 million was fully funded on February 17, 2023, with approximately $2 million of the proceeds used to pay for transaction fees and other costs incurred in connection with the Credit Agreement. Subject to certain terms and conditions of the Credit Agreement, the second tranche would be available between June 30, 2023 and December 31, 2023 and the third tranche would be available between January 1, 2024 and September 30, 2024, respectively. The Company’s ability to access these additional tranches is conditioned upon, among other things, the achievement of certain minimum revenue targets. The net proceeds of these term loans are to be used for working capital and general corporate purposes.

Each term loan bears interest at a floating rate based on an Adjusted Term SOFR (as defined in the Credit Agreement), subject to a floor of 2.5%, plus 7.35%. The first twenty-four (24) months of the term loans constitute an interest-only period (with a possible twelve (12) month extension), with interest payable monthly on the first day of each month. Subsequent to the interest-only period, the outstanding principal amount of the term loans is repayable in thirty-six (36) equal monthly payments (or twenty-four (24) with the extension). All remaining outstanding principal, together with all accrued and unpaid interest, is due at maturity. The term loans may be voluntarily prepaid in full, or in part, at any time, subject to terms and conditions set forth in the Credit Agreement. Additionally, the term loans are subject to mandatory prepayment obligations, pursuant to the terms of the Credit Agreement. Prepayments of the term loans are subject to fees of 3%, 2%, and 1% of the prepayment amounts made during the first year, second year, and thereafter, respectively. At the time of the final payment of the term loans, the Company is also obligated to pay an exit fee of 4% of the total amount funded thereunder.

Revolving Facility

The Company may borrow, repay and reborrow under the revolving facility until February 1, 2028, at which time the facility will terminate and all outstanding amounts thereunder, including all accrued and unpaid interest, must be repaid. The proceeds of the revolving facility may be used for working capital needs and general corporate purposes.

Loans made under the revolving facility bear interest at a floating rate based on an Adjusted Term SOFR (as defined in the Credit Agreement), subject to a floor of 2.5%, plus 4%. The Company is obligated to pay a fee equal to 0.5% per annum on the outstanding balance of the revolving loans and the average unused portion of the available revolving commitments, respectively. Additionally, if the revolving facility is terminated or reduced before maturity, the Company is subject to a deferred origination fee pursuant to the terms of the Credit Agreement. Terminations and reductions of the commitments are subject to fees of 3%, 2%, and 1% of the terminated or reduced commitments during the first year, second year, and thereafter, respectively. The Company is required to maintain a minimum balance of 30% of the lesser of the borrowing base or $10 million under the revolving facility. If the average outstanding balance for a month is less than the minimum balance, the Company will pay a minimum balance fee for the difference between the minimum balance and the average outstanding balance for the month at the highest rate for the revolving loans during the month. For such loans, interest and fees are payable monthly on the first day of each month.

Collateral

The obligations of the Company under the Credit Agreement are secured by first priority liens on substantially all of its assets.

Covenants

The Credit Agreement contains customary affirmative and negative covenants, including covenants limiting the ability of the Company and its subsidiaries, among other things, to incur debt, grant liens, make distributions, enter certain restrictive agreements, pay or modify subordinated debt, dispose of assets, make investments and acquisitions, enter into certain transactions with affiliates, and undergo certain fundamental changes, in each case, subject to limitations and exceptions set forth in the Credit Agreement. The Credit Agreement also requires the Company to satisfy certain financial covenants, including minimum trailing twelve (12) month net revenue targets relating to its Advanced Energy segment (tested quarterly), with year-end targets of $49 million, $60 million and $70 million for 2023, 2024, and 2025, respectively. Additionally, the Company must maintain a balance of $10 million in cash and cash equivalents during the duration of the Credit Agreement’s term.

Events of Default

The Credit Agreement also contains customary Events of Default (as defined in the Credit Agreement) that include, among other things, certain payment defaults, cross defaults to certain other contracts and indebtedness, covenant defaults, inaccuracy of representations and warranties, bankruptcy and insolvency defaults, judgment defaults, change of control defaults, defaults related to the failure to remain registered with the Securities and Exchange Commission and listed for trading on the Nasdaq Stock Market, and any material adverse change.

Upon the occurrence and during the continuance of an Event of Default under the Credit Agreement, the respective administrative agent, if requested by the respective lenders, may, among other things, (i) suspend or terminate commitments, as well as obligations of the relevant administrative agent and lenders, (ii) declare all outstanding obligations under the agreement (including principal and accrued and unpaid interest) immediately due and payable, and (iii) exercise the other rights and remedies provided for under the agreement. The Credit Agreement provides that, under certain circumstances, a default interest rate will apply on all obligations under such agreement during the existence of an Event of Default, at a per annum rate equal to 2% in excess of the applicable interest rate.

Issuance of Warrants

In connection with the Company’s obligations under the Credit Agreement, the Company issued to a statutory trust of MidCap Financial warrants to purchase up to 250,000 shares of its common stock, par value $0.001, with an exercise price of $3.40 per share.

The forgoing summary of the material terms of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1.

On February 21, 2023, the Company issued a press release announcing its entry into the Credit Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.
(d)

Exhibit No.	Description

10.1	Credit, Security and Guaranty Agreement, dated February 17, 2023
10.2	Fee Letter, dated February 17, 2023
10.3	Warrant to Purchase Stock, dated February 17, 2023
99.1	Press release dated February 21, 2023
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2023	Apyx Medical Corporation

	By:	/s/ Tara Semb
Tara Semb
Chief Financial Officer, Secretary and Treasurer